Exhibit 10.1

Ameri and Partners Inc

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey - 08540

December 26, 2017

Brent V Kelton

29006 Deer Creek

Magnolia, TX 77355

Dear Brent:

This letter will confirm our agreement (the “Agreement”) with respect to your employment as Chief Executive Officer (“CEO”) of AMERI AND PARTNERS INC (the “Company”), a subsidiary of AMERI HOLDINGS, INC. (“Ameri”), having its principal place of business at 100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey 08540. This letter will become effective as of the date it is fully executed (the “Effective Date”), which date shall be the date first written above. This agreement supersedes any prior written and verbal commitments or agreements.

1.                  Title and Job Duties.

(a)                   Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Brent Kelton (“Employee”) as CEO, reporting to the Board of Directors. In this capacity, Employee shall have the duties, authorities and responsibilities as the Ameri Board of Directors (the “Board”) shall designate from time to time that are not inconsistent with the Employee’s position.

(b)                  Employee accepts such employment and agrees, during the term of his or her employment, to devote his full business and professional time and energy to the Company. Employee agrees to carry out and abide by all lawful directions of the Board.

(c)                   Without limiting the generality of the foregoing, Employee shall not, without the written approval of the Board render services of a business or commercial nature on Employee’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his or her employment hereunder; provided that the foregoing shall not prevent Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Employee’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.                  Salary and Additional Compensation.

(a)                   Base Salary. The Company shall pay to Employee an annual base salary of $250,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

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(b)                  Variable Bonus. Employee shall be eligible to earn a bonus of up to 50% of his base salary upon the achievement of pre-established performance targets set by the Board which will have the following components: (i) growth in revenue of Ameri and its subsidiaries on a consolidated basis, (ii) quality of such revenue, (iii) gross margin improvement from the December 2017 base line of Ameri and its subsidiaries on a consolidated basis, and (iv) adjusted EBITDA improvement of Ameri and its subsidiaries on a consolidated basis both in aggregate amount and percentage as compared to prior time-equivalent periods. The Board holds the right to make any changes to the bonus criteria, including whether bonuses will be paid, at their discretion. The final amount will be as per the discretion of the Board. The amount will be payable on an annual basis within 45 days after Ameri’s filing of its annual financial statements with the Securities and Exchange Commission. Upon the occurrence of a Change in Control (as such term is defined in Ameri’s 2015 Equity Incentive Award Plan) resulting in the termination of Employee’s employment with the Company within six months of such Change of Control (other than for Cause, as defined below), or in the event of the termination of your employment due to your death or Disability (as defined below), Employee shall be entitled to receive such portion of any accrued bonus that is equal to the proportion of the applicable bonus period for which Employee was employed by the Company. The payout of any bonus compensation will be subject to all withholdings and deductions in accordance with the Company’s normal payroll procedures.

(c)                   Stock Options. Employee shall be eligible to participate in any stock plan established by Ameri, subject to approval of the Board’s Compensation Committee.

3.                  Expenses. In accordance with Company policy, the Company shall reimburse Employee for all reasonable business expenses properly and reasonably incurred and paid by Employee in the performance of his duties under this Agreement upon Employee’s presentment of detailed receipts in the form required by the Company’s policy.

4.                  Benefits.

(a)                Vacation. Employee shall be entitled to accrue 15 days of vacation per year, in accordance with the Company’s standard vacation policy extended to employees of the Company.

(b)               Health Insurance and Other Plans. Employee shall be eligible to participate in the Company’s medical and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Employee’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.                  Term and Termination.

Employment Period. The Company shall employ Employee pursuant to the terms hereof commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”), unless terminated earlier pursuant to this Section 5, which governs the earlier termination of Employee’s employment and this Agreement. On the third anniversary of the Effective Date, the Employment Period shall expire unless renewed in a writing signed by both the Company and Employee.

In the event of a change of control resulting in the diminution of Employee’s duties or authority such as they are no longer commensurate with the position of a chief executive officer or which results in termination of Employee’s employment, Employee shall be entitled to receive immediate vesting of any options to purchase shares of Ameri common stock that are scheduled to vest, pursuant to the Ameri’s 2015 Equity Incentive Award Plan and any related stock option grant letter agreement.

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(a)                Termination by the Company for Cause, Upon Death or Disability. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s grossly negligent or willful disregard of the lawful and reasonable directives of the Board or the Company’s board of directors clearly communicated to Employee and which remain uncured after thirty (30) days’ written notice from Ameri or the Company notifying Employee of such gross negligence or willful misconduct in reasonable detail; (ii) Employee’s material breach of the terms of this Agreement which remains uncured after thirty (30) days’ written notice from Ameri or the Company notifying Employee of such breach in reasonable detail (and if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, as long as the cure is commenced and continuing within such 30-day period, Employee shall have a reasonable period of time to cure such breach); (iii) engages in misconduct that cause material harm to the financial condition or reputation of the Company or any of its affiliates; or (iv) Employee pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Employee’s fraud or dishonesty, for which such termination shall be immediate. The Company may terminate Employee’s employment for Cause immediately. The Company may terminate Employee immediately upon death or upon Disability in accordance with the terms set forth in Section 5(c) below. In the event of a termination for Cause, upon Disability or death, Employee shall be paid: (i) his Base Salary accrued up to and including the date of termination, paid within thirty (30) days, (ii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s policies, and (iii) any accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”)

(b)               Termination by the Company other than for Cause or Resignation by the Employee. Either of the Company and Employee may terminate the Employment Period at any time and for any reason upon sixty (60) days written notice, which the Company may waive at its discretion. If the Company or the Employee terminates the Employment Period pursuant to this Section, Employee shall be paid the Accrued Obligations.

(c)                Definition of Disability. For the purposes of this Agreement, “Disability” shall mean that Employee has become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

6.                  Confidentiality Agreement.

(a)                Employee understands that during the Employment Period, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, its affiliates, or its customers, vendors or other third parties, including, without limitation, any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including, without limitation, any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Employee or any representative of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

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(b)               During the Employment Period, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control. Notwithstanding anything in this Section to the contrary, Employee shall not be required to return to the Company apparatuses, computers, blackberries or other PDAs, or other devices that are owned by Employee and not by the Company, but Employee may be required to deliver such devices to the Company or its designee for a period during which the Company shall delete from such devices Confidential Information of the Company, if any.

7.                  Assignment of Intellectual Property.

(a)                Employee will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or its affiliates. Employee agrees that the Company owns any such Creations, conceived or made by Employee alone or with others at any time during his employment, and Employee hereby assigns and agrees to assign to the Company all moral or other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. Employee hereby waives and relinquishes all moral rights he has or may acquire in the Creations and agrees to execute any and all other waivers and instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Employee understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, or (ii) results in any way from his work at the Company.

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(b)               In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)                Employee agrees to cooperate fully with the Company both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

8.                  Non-Solicitation Agreement.

(a)                   Employee will not, for a period of two (2) years following the termination of his employment for any reason (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, (i) solicit or hire (or assist or encourage any other person or entity to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of the Company (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with any business of management consulting in the SAP software market (such business, the “Restricted Business”).

(b)               Employee agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope. If a judicial determination is made that any provision of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Employee, then the provisions of this Section 8 shall be rendered void with respect to Employee only to the extent such judicial determination finds such provisions to be unenforceable. In that regard, any judicial authority construing this Section 8 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 8 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 8 is determined not to be specifically enforceable, the Company may be entitled to recover monetary damages as a result of the breach of such agreement.

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(c)                For purposes of this Agreement, the term “Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued at any time during the Restricted Period.

9.                  Representation and Warranty. Employee represents and warrants to the Company that Employee is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Employee hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

10.              Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to Employee, to:

the address shown on the records of the Company.

If to the Company, to:

c/o Ameri Holdings, Inc.

100 Canal Pointe Boulevard, Ste. 108

Princeton, New Jersey 08540

11.              Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

12.              Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New York over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

13.              Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

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14.              Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 6, 7 or 8 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order or preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 6, 7 or 8 of this Agreement, in addition to all other remedies available at law or in equity.

15.              Assignment. This Agreement is a personal contract and Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16.              Entire Agreement. This Agreement (together with the Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Employee’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date above.

AMERI AND PARTNERS INC

By:	/s/ Srinidhi Devanur
	Name:	Srinidhi Devanur
	Title:	Executive Vice Chairman

Agreed to and Accepted:

/s/ Brent V Kelton
BRENT V KELTON

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